Exhibit 10.1
AMENDMENT ONE
CONAGRA FOODS, INC. AMENDED AND RESTATED
NONQUALIFIED CRISP PLAN
(January 1, 2009 Restatement)
               This Amendment One to the ConAgra Foods, Inc. Amended and Restated Nonqualified CRISP Plan (the “Plan”) is adopted by ConAgra Foods, Inc. (the “Company”) and is effective on the date this Amendment is adopted by the Committee (the “Adoption Date”).
RECITALS
     1. Initial capitalized terms that are not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.
     2. The Company desires to amend the Plan to permit distribution of benefits under the Plan pursuant to certain domestic relations orders and to provide that the Committee may allocate specific categories of Plan expenses to the Account to which the expense relates, and to make certain other changes or clarifications.
AMENDMENT
1.	The second sentence of the second paragraph of Section 6(a) is deleted.

2.	The first sentence of Section 6(f) is revised to add “as of the date of Separation from Service” following “Specified Employee.”

3.	The last sentence of Section 13 is revised by addition of the following at the end thereof:
(which additional tax, interest, penalties or income inclusion shall individually and in the aggregate be referred to as “Adverse 409A Consequence” or “Adverse 409A Consequences”)
4.	The following sentence is added to the end of Section 13:
The Company may delay any payment to the extent the delay would not result in any Adverse 409A Consequence.
5.	A new Section 25 is added as follows:

25.	Compliance with a Domestic Relations Order. Notwithstanding any provision in the Plan or any Participant election to the contrary, with respect to payments to a person other than the Participant, the Company may provide for acceleration of the time or form of a payment to an individual other than the Participant, or a payment may be made to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in Code § 414(p)(1)(B)). The Company may, in its sole and absolute discretion, impose any restrictions it desires on the terms of a domestic relations order with which it will comply pursuant to this Section.

6.	A new Section 26 is added as follows:

26.	Expenses. The reasonable expenses incident to the operation of the Plan may be paid by the Company; however, the Company may, in its sole discretion, allocate specific categories of Plan expenses to the Account or Accounts to which the expenses are attributable. Plan expenses that are not specifically allocated and are not paid by the Company shall be charged to the Accounts of Participants and beneficiaries in proportion to their respective Account balances. The Company may, in its sole discretion, choose to pay all or a portion of the Plan expenses allocable to Participants who are current Employees while not paying, or paying a lesser portion of, Plan expenses allocated to other Accounts.
               IN WITNESS WHEREOF, this Amendment One is executed this 29th day of November, 2010, but effective as of the date set forth herein.

CONAGRA FOODS, INC.
By:	/s/ Charlie G. Salter
Charlie G. Salter
Vice President, Human Resources

Date:	November 29, 2010

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